EXHIBIT 99.1
ParkOhio Announces Fourth Quarter and
Full Year 2021 Results

•Q4 2021 Sales up 3% to $370 million; GAAP EPS loss of $1.48; Adjusted EPS loss of $1.08
•Full-year 2021 Sales up 11% to $1.4 billion; GAAP EPS loss of $2.07; Adjusted EPS loss of $1.20
•Revenue increase driven by strong end-market demand in Supply Technologies, increased bookings in Engineered Products, and new product launches in Assembly Components
•Operating losses in Assembly Components primarily driven by commodity and wage inflation, labor shortages, and semiconductor chip shortages in our aluminum castings business
•2022 Revenues expected to increase 15% with positive adjusted net income

CLEVELAND, OHIO, March 15, 2022 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the fourth quarter and full year 2021.

Matthew V. Crawford, Chairman and Chief Executive Officer, stated, “Our business continued to show solid revenue momentum in all segments through the end of 2021 despite significant volatility in the marketplace. Unfortunately, supply chain, inflation and labor challenges took a toll on our ability to perform as we expected, especially within our Assembly Components segment. Many operational and expense reduction initiatives completed in 2021 were offset by these costs, but we expect to see meaningful impact to our results in the first half of 2022 and anticipate near record revenue and solid profits during 2022 as a whole.”
FOURTH QUARTER AND FULL YEAR CONSOLIDATED RESULTS

In the fourth quarter of 2021, net sales were $369.9 million compared to $360.4 million in the 2020 period, an increase of 3%. Net loss attributable to ParkOhio common shareholders in the fourth quarter of 2021 was $17.8 million, or $1.48 per diluted share, compared to net income attributable to ParkOhio common shareholders in the fourth quarter of 2020 of $5.6 million, or $0.46 per diluted share. Excluding special items, adjusted EPS loss was $1.08 per diluted share in the fourth quarter of 2021 compared to income of $0.53 per diluted share in the 2020 period.

Full year 2021 net sales were $1.4 billion compared to $1.3 billion in 2020, an increase of 11%. Net loss attributable to ParkOhio common shareholders in 2021 was $24.8 million, or $2.07 per diluted share, compared to a loss of $4.5 million, or $0.37 per diluted share in 2020. Excluding special items, adjusted EPS was a loss of $1.20 per diluted share in 2021 compared to adjusted EPS income of $0.01 per diluted share in 2020.

-more-

Our adjusted EPS losses in the fourth quarter and full year 2021 of $1.08 and $1.20, respectively, were due primarily to operating losses in the General Aluminum business of our Assembly Components segment, driven by production volatility caused by the ongoing semiconductor micro-chip shortage, raw material price inflation, higher labor costs and other increased manufacturing costs. For the full year 2021, the operating losses at General Aluminum were approximately $28 million, including a goodwill write-off of $4.6 million and one-time restructuring, start-up and other costs of $4.0 million. Excluding the charges for goodwill and the other special items, the negative impacts of the fourth quarter and full year 2021 losses at General Aluminum on our adjusted EPS were $0.76 and $1.38, respectively.

FOURTH QUARTER SEGMENT RESULTS
In our Supply Technologies segment, net sales in the fourth quarter of 2021 were $152.8 million, an increase of 7% compared to the fourth quarter a year ago, due to stronger customer demand in most of our key end markets, with the largest increases in the semiconductor, heavy-duty truck, agricultural and industrial equipment, and civilian aerospace markets. Average daily sales in our supply chain business were up 7% compared to the same period a year ago. Segment operating income approximated $10 million in the fourth quarter of 2021 and 2020. On an adjusted basis, segment operating income was $0.7 million higher in the 2021 fourth quarter compared to the same period of 2020. This improvement was due to profit flow-through on higher sales levels and successful pricing initiatives, which helped drive positive financial results in spite of challenging macroeconomic factors, including global supply chain constraints and higher freight costs.

In our Assembly Components segment, fourth quarter and full year revenue continued to benefit from new business launches and continued customer focus on light-weighting products and direct inject fuel systems. Quoting activity is extremely high due to ongoing product platform changes and overall investment in light-weighting and electrification, which directly support the growth in our aluminum business. Net sales were $126.8 million in the fourth quarter 2021 compared to $131.5 million in the fourth quarter a year ago, as customer demand was volatile due to the ongoing, unpredictable impact of the chip shortage and supply chain disruptions in the automobile industry. Operating loss was $17.8 million in the 2021 fourth quarter compared to operating income of $9.7 million in the same period a year ago. On an adjusted basis, operating loss was $12.9 million in the 2021 period compared to income of $10.1 million a year ago. The operating loss in the fourth quarter of 2021 was due primarily to an operating loss at General Aluminum of $10.6 million; lower profitability in our fuel, rubber and plastic products businesses, driven by the micro-chip shortage, commodity inflation, higher labor costs, and production inefficiencies; and expenses related to plant closure and consolidation activities of $3.0 million. We expect improved results in this segment in 2022 as a result of implemented customer price increases; changes to improve plant productivity; exiting nonprofitable products; and relocating production of certain products to lower cost facilities.

In our Engineered Products segment, fourth quarter sales were up 5% compared to the fourth quarter a year ago due to stronger demand in our capital equipment business, which had its highest sales quarter since the start of the COVID-19 pandemic in early 2020. Bookings in this business were up 23% in the fourth quarter and 76% for the full year compared to the corresponding periods in 2020. Sales in our forged and machined products group were flat compared to the same period a year ago, as customer demand has been slow to recover from the COVID-19 pandemic, especially in the oil and gas, rail and aerospace markets. The segment operating loss in the fourth quarter of 2021 of $10.9 million, which was isolated in our forged and machined products business, included one-time restructuring charges of $10.8 million related to plant closure and consolidation activities. Excluding these charges, adjusted operating loss was $0.1 million, compared to adjusted operating income of $0.7 million in the fourth quarter of 2020.

During the 2021 fourth quarter, in connection with our plant closure and consolidation actions, the Company sold real estate for cash proceeds of $20.3 million and a gain on sale of $14.7 million.

CASH FLOW AND LIQUIDITY

For the full year 2021, operating cash flow was a use of $43 million, driven by increased inventory levels of $71 million due primarily to increased customer demand, elongated supplier lead times and increased raw material prices. At December 31, 2021, our total liquidity was $214 million, which included cash on hand of $54 million and $160 million of unused borrowing availability under our credit arrangements, which included $11 million of suppressed availability.

2022 OUTLOOK

For 2022, we expect revenues to be at record levels with revenue growth of approximately 15% year-over-year, driven by strong customer demand in each segment. The revenue growth is expected in most end markets in Supply Technologies, from increased volumes from previously launched products in Assembly Components, and from the strong year-end backlogs for our capital equipment and forged and machined products in Engineered Products. Although we expect significant improvement in profitability and positive adjusted net income in 2022, we are anticipating continuing macroeconomic headwinds from demand volatility and supply chain constraints, and therefore, we will not provide further guidance at this time.

CONFERENCE CALL

A conference call reviewing ParkOhio’s fourth quarter 2021 results will be broadcast live over the Internet on Wednesday, March 16, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity, including, without limitation, supply chain issues such as the global semiconductor micro-chip shortage and logistic issues; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the evolving situation with Russia and Ukraine; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions, except per share data)
Net sales	$369.9	$360.4	$1,438.0	$1,295.2
Cost of sales	345.8	309.6	1,281.9	1,126.6
Gross profit	24.1	50.8	156.1	168.6
Selling, general and administrative expenses	50.2	38.2	178.3	152.9
Gain on sale of assets(1)	(14.7)	—	(14.7)	—
Goodwill impairment(2)	4.6	—	4.6	—
Operating (loss) income	(16.0)	12.6	(12.1)	15.7
Other components of pension income and other postretirement benefits expense, net	2.4	1.8	9.7	7.3
Interest expense, net	(7.7)	(7.4)	(30.1)	(30.3)
(Loss) income before income taxes	(21.3)	7.0	(32.5)	(7.3)
Income tax benefit (expense)	2.8	(1.3)	6.5	2.5
Net (loss) income	(18.5)	5.7	(26.0)	(4.8)
Net loss (income) attributable to noncontrolling interest	0.7	(0.1)	1.2	0.3
Net (loss) income attributable to ParkOhio common shareholders	$(17.8)	$5.6	$(24.8)	$(4.5)

(Loss) earnings per common share attributable to ParkOhio common shareholders:
Basic	$(1.48)	$0.47	$(2.07)	$(0.37)
Diluted	$(1.48)	$0.46	$(2.07)	$(0.37)
Weighted-average shares used to compute (loss) earnings per share:
Basic	12.0	11.9	12.0	12.1
Diluted	12.0	12.2	12.0	12.1

Cash dividends per common share	$0.125	$0.125	$0.50	$0.25

Other financial data:
EBITDA, as defined	$47.6	$25.9	$93.4	$72.9

(1) - Gain on sale of assets was primarily due to the sale of real estate, for which the Company received cash proceeds of $19.6 million, in connection with the restructuring of the forged and machined products operating unit, which is included in the Engineered Products segment.
(2) - The Company wrote-off the full amount of $4.6 million of goodwill in the Aluminum Products operating unit, which is included in the Assembly Components segment.

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted (loss) earnings is a non-GAAP financial measure that the Company is providing in this press release. Adjusted (loss) earnings is net income (loss) calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted (loss) earnings to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net (loss) income. Adjusted (loss) earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net (loss) income calculated in accordance with GAAP. Adjusted (loss) earnings herein may not be comparable to similarly titled measures of other companies. The following table reconciles net (loss) income to adjusted (loss) earnings:

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net (loss) income attributable to ParkOhio common shareholders	$(17.8)	$(1.48)	$5.6	$0.46	$(24.8)	$(2.07)	$(4.5)	$(0.37)
Adjustments:
Plant closure and consolidation, severance and other costs	13.4	1.12	2.0	0.17	20.5	1.71	7.6	0.63
Gain on sale of assets(1)	(14.7)	(1.23)	—	—	(14.7)	(1.23)	—	—
Goodwill impairment(2)	4.6	0.38	—	—	4.6	0.38	—	—
Acquisition-related expenses	1.7	0.14	—	—	2.0	0.17	—	—
Litigation settlement	1.9	0.16	—	—	1.9	0.16	—	—
Reversal of contingent consideration liability	—	—	(1.0)	(0.08)	—	—	(1.0)	(0.08)
Tax effect of adjustments	(1.7)	(0.14)	(0.2)	(0.02)	(3.5)	(0.29)	(1.6)	(0.13)
Income tax benefit related to Transition Tax adjustment	—	—	—	—	—	—	(0.4)	(0.04)
Non-controlling interest impact	(0.4)	(0.03)	—	—	(0.4)	(0.03)	—	—
Adjusted (loss) earnings	$(13.0)	$(1.08)	$6.4	$0.53	$(14.4)	$(1.20)	$0.1	$0.01

(1) - Gain on sale of assets was primarily due to the sale of real estate, for which the Company received cash proceeds of $19.6 million, in connection with the restructuring of the forged and machined products operating unit, which is included in the Engineered Products segment.
(2) - The Company wrote-off the full amount of $4.6 million of goodwill in the Aluminum Products operating unit, which is included in the Assembly Components segment.

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's compliance with its Debt Service Ratio covenant in its revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net (loss) income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net (loss) income to EBITDA, as defined:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions)
Net (loss) income attributable to ParkOhio common shareholders	$(17.8)	$5.6	$(24.8)	$(4.5)
Add back:
Interest expense, net	7.7	7.4	30.1	30.3
Income tax (benefit) expense	(2.8)	1.3	(6.5)	(2.5)
Depreciation and amortization	9.8	8.8	38.7	35.8
Stock-based compensation	1.8	1.7	6.5	6.1
Non-recurring charges related to restructuring and business optimization(1a)	16.5	2.0	16.5	7.6
One-time expenses in 2021 related to COVID-19 pandemic(1b)	20.0	—	20.0	—
EBITDA loss attributable to Designated Subsidiary(1c)	4.3	—	4.3	—
Goodwill impairment(2)	4.6	—	4.6	—
Acquisition-related expenses	1.7	—	2.0	—
Litigation settlement	1.9	—	1.9	—
Other	(0.1)	(0.9)	0.1	0.1
EBITDA, as defined	$47.6	$25.9	$93.4	$72.9

(1) - On November 30, 2021, Park-Ohio Industries, Inc., the operating subsidiary of Park-Ohio Holdings Corp., entered into Amendment No. 6 to Seventh Amended and Restated Credit Agreement (the “Amendment”). Among other changes, the Amendment includes a revised definition of Consolidated EBITDA for use in the calculation of the Company’s debt service coverage ratio, which is amended as follows:
a.The Amendment changed the adjustment for non-recurring restructuring charges, integration costs and other business optimization expenses, subject to certain limitations;
b.The Amendment added an adjustment for one-time costs and expenses incurred during 2021, in an aggregate amount not to exceed $20 million, as a result of the COVID-19 pandemic, including such costs and expenses incurred in respect of microchip shortages and additional freight charges;
c.The Amendment stipulated that consolidated EBITDA attributable to any Designated Subsidiary shall only be included in the calculation thereof to the extent of the Equity Interests that are directly owned by a Loan Party, and to the extent greater than $0.
(2) - The Company wrote-off the full amount of $4.6 million of goodwill in the Aluminum Products operating unit, which is included in the Assembly Components segment.

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
	2021	2020
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$54.1	$55.0
Accounts receivable, net	255.3	248.1
Inventories, net	382.9	310.9
Unbilled contract revenue	55.0	56.9
Other current assets	28.2	35.5
Total current assets	775.5	706.4
Property, plant and equipment, net	229.1	236.6
Operating lease right-of-use assets	63.4	68.6
Goodwill	106.0	110.9
Intangible assets, net	81.7	86.8
Pension assets	86.2	74.8
Other long-term assets	18.1	16.4
Total assets	$1,360.0	$1,300.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$194.0	$166.7
Current portion of long-term debt and short-term debt	10.7	11.6
Current portion of operating lease liabilities	12.8	12.9
Accrued employee compensation	28.0	28.1
Deferred revenue	51.7	37.4
Other accrued expenses	51.8	50.4
Total current liabilities	349.0	307.1
Long-term liabilities, less current portion:
Long-term debt	591.5	517.8
Long-term operating lease liabilities	50.7	56.7
Deferred income taxes	31.8	36.8
Other long-term liabilities	12.2	24.2
Total long-term liabilities	686.2	635.5
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	314.1	344.2
Noncontrolling interests	10.7	13.7
Total equity	324.8	357.9
Total liabilities and shareholders' equity	$1,360.0	$1,300.5

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
	2021	2020
	(In millions)
OPERATING ACTIVITIES
Net (loss) income	$(26.0)	$(4.8)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	38.7	35.8
Stock-based compensation	6.5	6.1
Gain on sale of assets	(14.7)	—
Goodwill impairment	4.6	—
Deferred income taxes	(9.3)	6.2
Changes in operating assets and liabilities:
Accounts receivable	(8.4)	16.7
Inventories	(71.2)	18.5
Prepaid and other current assets	2.5	(8.2)
Accounts payable and accrued expenses	43.1	0.1
Other	(9.1)	(1.1)
Net cash (used) provided by operating activities	(43.3)	69.3
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(31.1)	(26.3)
Proceeds from sale of assets	20.3	1.4
Business acquisitions, net of cash acquired	(5.4)	—
Net cash used by investing activities	(16.2)	(24.9)
FINANCING ACTIVITIES
Proceeds from (payments on) revolving credit facility, net	77.6	(29.3)
Payments on term loans and other debt	(6.3)	(13.0)
Proceeds from other long-term debt	2.3	5.5
(Payments on) proceeds from finance lease facilities, net	(1.2)	1.4
Dividends	(7.0)	(3.2)
Purchases of treasury stock	(2.5)	(7.5)
Payments of withholding taxes on stock awards	(3.0)	(1.2)
Net cash provided (used) by financing activities	59.9	(47.3)
Effect of exchange rate changes on cash	(1.3)	1.9
Decrease in cash and cash equivalents	(0.9)	(1.0)
Cash and cash equivalents at beginning of year	55.0	56.0
Cash and cash equivalents at end of year	$54.1	$55.0
Income taxes (received) paid, net	$(1.0)	$5.5
Interest paid	$28.8	$28.3

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(In millions)
NET SALES:
Supply Technologies	$152.8	$142.9	$619.5	$510.1
Assembly Components	126.8	131.5	482.5	441.5
Engineered Products	90.3	86.0	336.0	343.6
	$369.9	$360.4	$1,438.0	$1,295.2

INCOME (LOSS) BEFORE INCOME TAXES:
Supply Technologies	$9.6	$10.1	$42.8	$30.2
Assembly Components	(17.8)	9.7	(26.4)	8.1
Engineered Products	(10.9)	(0.8)	(12.2)	3.5
Total segment operating (loss) income	(19.1)	19.0	4.2	41.8
Corporate costs	(7.0)	(6.4)	(26.4)	(26.1)
Gain on sale of assets(1)	14.7	—	14.7	—
Goodwill impairment(2)	(4.6)	—	(4.6)	—
Operating (loss) income	(16.0)	12.6	(12.1)	15.7
Other components of pension income and other postretirement benefits expense, net	2.4	1.8	9.7	7.3
Interest expense, net	(7.7)	(7.4)	(30.1)	(30.3)
(Loss) income before income taxes	$(21.3)	$7.0	$(32.5)	$(7.3)

(1) - Gain on sale of assets was primarily due to the sale of real estate, for which the Company received cash proceeds of $19.6 million, in connection with the restructuring of the forged and machined products operating unit, which is included in the Engineered Products segment.
(2) - The Company wrote-off the full amount of $4.6 million of goodwill in the Aluminum Products operating unit, which is included in the Assembly Components segment.

PARKOHIO AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted segment income (loss) before income taxes is a non-GAAP financial measure that the Company is providing in this press release. The Company presents adjusted segment income (loss) before income taxes, which it defines as segment income (loss) before income taxes adjusted for special items. Adjusted segment income (loss) before income taxes is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, amounts calculated in accordance with GAAP. Adjusted segment income (loss) before income taxes herein may not be comparable to similarly titled measures of other companies. The following table reconciles segment income (loss) before income taxes to adjusted segment income (loss) before income taxes:

	Three Months Ended December 31,			Year Ended December 31,
	2021
	As reported	Adjustments(1)	As adjusted	As reported	Adjustments(1)	As adjusted
INCOME (LOSS) BEFORE INCOME TAXES:
Supply Technologies	$9.6	$1.3	$10.9	$42.8	$1.7	$44.5
Assembly Components	(17.8)	4.9	(12.9)	(26.4)	9.7	(16.7)
Engineered Products	(10.9)	10.8	(0.1)	(12.2)	12.7	0.5
Total segment operating (loss) income	(19.1)	17.0	(2.1)	4.2	24.1	28.3
Corporate costs	(7.0)	—	(7.0)	(26.4)	0.3	(26.1)
Gain on sale of assets	14.7	(14.7)	—	14.7	(14.7)	—
Goodwill impairment	(4.6)	4.6	—	(4.6)	4.6	—
Operating (loss) income	(16.0)	6.9	(9.1)	(12.1)	14.3	2.2
Other components of pension income and other postretirement benefits expense, net	2.4	—	2.4	9.7	—	9.7
Interest expense, net	(7.7)	—	(7.7)	(30.1)	—	(30.1)
(Loss) income before income taxes	$(21.3)	$6.9	$(14.4)	$(32.5)	$14.3	$(18.2)

(1) - Adjustments in this table exclude $0.4 million related to Non-controlling interest.